Micron Investments Pty Ltd.
3 Kasteel Street P.O. Box 40330
Ausspannplatz
Windhoek, Khomas Region
Namibia

July 17, 2015

Charles C. [Cliff] Bream III
CEO
Next Graphite, Inc.
318 N Carson St.
Carson City, NV 89701
United States

AMENDMENT #2 TO LETTER AGREEMENT

Re: Joint Venture Agreement between Micron Investments Pty. Ltd. and jointly Next Graphite Inc. and Gazania Pty Ltd. on the Aukam Property, Namibia – Executed 8 June 2015

Whereas there have been unexpected delays in the EPL renewal by the Ministry in Namibia, and

the Parties intend to proceed with the work program at the Aukam site as soon as practicable, notwithstanding such delay in EPL extension,

therefore the Parties agree to the following amendments to the JVA executed between the Parties on 8 June 2015.

1. The Parties recognize Amendment #1 executed by email and appended with respect to the deferral of the Farm-Out Agreement negotiation and execution (and associated payment) until a maximum of 14 days from EPL extension.

2. In advance of EPL renewal, Micron shall continue work on the Aukam site and shall begin removal of up to 10,000 tonnes of graphite bearing material (the "Material") from the site to a warehouse in Luderitz. The Material shall be tested and pilot operations will be managed in this closed-roofed facility in order to optimize commercial opportunities and circuit design. It is further agreed as follows:

   a. Next hereby authorizes Micron to conduct the program described above.
   b. Micron shall bear the expense of this work.
   c. All expenses shall be creditable towards the Farm-Out Amount.

d. In the event the Material is sold at any time from the date of this Amendment # 2, any realizable amount from net proceeds of sale of the Material shall be distributed to the Parties in accordance with the Post Farm-Out proportions (after consideration to Micron for its costs); i.e, 70% to Micron and 30% to Next after compensation to the local 10% partner.

3. In consideration for this Amendment, Micron hereby agrees to waive the EPL renewal condition under 3a of the June 3 JVA and shall advance to Next the balance of the $25,000 payment within 3 days of the execution of this Amendment #2. Next acknowledges that Micron has thus far paid to Next or on behalf of Next US$5,000 with respect to the Country Manager, Ministry Fees and to the local Farmor. The balance owing under 3a of the JVA to be advanced is therefore US$20,000.

4. Next hereby acknowledges that Micron has completed its adit work obligations under 3d of the JVA

5. The spelling of Aukam. The Parties acknowledge that Aukam is often also spelled as "Aukum". The more prevalent spelling is "Aukam" and therefore we shall settle on this spelling in the future and hereby amend any earlier references to Aukam.

The Parties hereby agree to Amendment #2 of the JVA Letter Agreement.

MICRON INVESTMENTS PTY LTD.

Per: ______________________________

Name: Roger Moss

Title: CEO

Duly executed and agreed on

7/20/15

NEXT GRAPHITE, INC.

Per:

Name: Charles C. [Cliff] Bream III

Title: President & CEO

Duly executed and agreed on

7/20/15

GAZANIA PTY LTD.

Per: ______________________

Name: Michael Doron
Title: Chairman

Duly executed and agreed on

07/20/15